Exhibit (a)(1)(i)

The Korea Fund, Inc.

60 Victoria Embankment

London, EC4Y 0JP

August 16, 2024

Dear Stockholder:

On July 8, 2024, the Board of Directors of The Korea Fund, Inc. (the “Fund”) approved a tender offer for the Fund’s common shares of beneficial interest (“Common Shares”). The Fund is commencing an offer to purchase up to 12.5% of its issued and outstanding Common Shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If more than 12.5% of the Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis. The offer is for cash at a price equal to 98.5% of the Fund’s net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on the day the offer expires (as described below). The Offer is designed to provide stockholders of the Fund with the opportunity to redeem some or all of their shares at a price very close to NAV should they wish to do so.

In order to participate, the materials described in the Offer must be delivered to Equiniti Trust Company, LLC (“Equiniti”) by 5:00 p.m. New York City time, September 16, 2024, or such later date to which the Offer is extended (the “Expiration Date”). The pricing time and date for the Offer is currently scheduled to be the close of ordinary trading on the NYSE on September 16, 2024. Should the Offer be extended beyond September 16, 2024, the pricing date will be the close of ordinary trading on the NYSE on the newly designated Expiration Date. The amount to be paid per share will be 98.5% of the NAV of the Common Shares as of the close of ordinary trading on the NYSE on the Expiration Date. Stockholders who choose to participate in the Offer can expect payments for shares tendered and accepted to be mailed, or otherwise delivered, within approximately ten business days after the Expiration Date.

If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Stockholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any shares and, if so, how many shares to tender.

As of the close of ordinary trading on the NYSE on August 12, 2024, the Fund’s NAV was $27.07 per Common Share and 4,833,153 Common Shares were issued and outstanding. The Fund’s NAV during the pendency of this Offer may be obtained by contacting EQ Fund Solutions (“EQ”), the Fund’s Information Agent, toll free at (877) 361-7964.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. THE FUND AND BOARD URGE EACH STOCKHOLDER TO READ AND EVALUATE THE OFFER AND RELATED MATERIALS CAREFULLY AND MAKE HIS OR HER OWN DECISION. QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER SHOULD BE DIRECTED TO EQ AT (877) 361-7964.

Sincerely,

Julian Reid
Chairman of the Board of Directors

OFFER TO PURCHASE

THE KOREA FUND, INC.

OFFER TO PURCHASE FOR CASH UP TO 604,144

OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

What and how many securities is The Korea Fund, Inc. (the “Fund”) offering to purchase? (See Section 1, “Price; Number of Shares”)

The Fund is offering (the “Offer”) to purchase up to 12.5% or 604,144 (the “Offer Amount”) of its common shares of beneficial interest (“Common Shares” or “Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Stockholders cannot be assured that all of their tendered Shares will be repurchased.

How much and in what form will the Fund pay me for my Shares? (See Section 1, “Price; Number of Shares” and Section 4, “Payment for Shares”)

The Fund will pay cash for Shares purchased pursuant to the Offer. The purchase price will equal 98.5% of the net asset value per Share (“NAV”), as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on September 16, 2024, unless the Offer is extended (the “Expiration Date”). As of August 12, 2024, the Fund’s NAV was $27.07 per Share. Of course, the NAV can change every business day. You can obtain current NAV quotations from EQ Fund Solutions (“EQ”), the information agent for the Offer (“Information Agent”) at (877) 361-7964.

When does the Offer expire? Can the Fund extend the Offer, and if so, when will the Fund announce the extension? (See Section 1, “Price; Number of Shares” and Section 15, “Extension of Tender Period; Termination; Amendments”)

•	The Offer expires on September 16, 2024, at 5:00 p.m., New York City time, unless the Fund extends the Offer.
•	The Fund may extend the Offer period at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the new Expiration Date.
•

If the Offer period is extended, the Fund will make a public announcement of the extension no later than 9:30 a.m. New York City time on the next business day following the previously scheduled Expiration Date.

Will I have to pay any fees or commissions on Shares I tender? (See Section 1, “Price; Number of Shares,” Section 4, “Payment for Shares” and Section 16, “Fees and Expenses”)

Shares will be purchased at 98.5% of the Fund’s NAV to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Excess costs associated with the tender, if any, will be charged against the Fund’s capital. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge you a service fee for participation in the Offer.

Does the Fund have the financial resources to pay me for my Shares? (See Section 11, “Source and Amount of Funds”)

Yes. If the Fund purchased 604,144 Shares at 98.5% of the August 12, 2024 NAV of $27.07 per Share, the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $16,108,865. The Fund intends to first use

(i)

cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. The Fund will not borrow money to finance the purchase of Shares in the Offer.

How do I tender my Shares? (See Section 2, “Procedures for Tendering Shares”)

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other stockholders wishing to participate in the Offer must, prior to the date and time the Offer expires, EITHER:

•

Complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Equiniti Trust Company, LLC (the “Depositary”) at its address set forth on page (v) of this Offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page (v) of this Offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 2.C of this Offer. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires.

OR

•	Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this Offer.

The Fund’s transfer agent holds Shares in uncertificated form for certain stockholders pursuant to the Fund’s dividend reinvestment plan. When a stockholder tenders share certificates, the Depositary will accept any of the stockholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the stockholder’s certificated Shares.

Until what time can I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

You may withdraw your tendered Shares at any time prior to the Expiration Date. You may not withdraw your shares after 5:00 p.m. New York City time, on September 16, 2024 through October 15, 2024. If the Fund has not yet accepted tendered Shares for payment by October 15, 2024, you may withdraw your tendered Shares.

How do I withdraw tendered Shares? (See Section 3, “Withdrawal Rights”)

If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or
•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

Will there be any tax consequences to tendering my Shares? (See Section 2, “Procedures for Tendering Shares,” Section 10, “Certain Effects of the Offer” and Section 14, “Certain U.S. Federal Income Tax Consequences”)

Yes. If your tendered Shares are purchased, it will be a taxable transaction treated either as a sale or exchange or, as a so-called “section 301 distribution” treated in whole or in part as a taxable dividend. See Sections 2, 10 and 14 for further details. Each stockholder should consult its tax adviser as to the tax consequences of tendering its Shares in the Offer.

What is the purpose of the Offer? (See Section 6, “Purpose of the Offer”)

This tender offer is being conducted as a result of a policy (the “Tender Offer Policy”) adopted by the Fund’s Board of Directors in December 2020. Pursuant to the Tender Offer Policy, the Board will cause the Fund to conduct an issuer tender offer for up to twenty-five percent (25%) of its then issued and outstanding shares of common stock on or before September 30, 2024, and thereafter on each third year anniversary of September 30, 2024, if the Fund’s total return investment performance measured on a NAV basis does not equal or exceed the total return investment performance of the MSCI Korea 25/50 Index during the period commencing April 1, 2021 and ending June 30, 2024, and for three-year testing periods thereafter.

(ii)

In addition to observing the Tender Offer Policy, the Fund’s Board of Directors approved the tender offer in an effort to manage the spread (“discount”) between the market price and the NAV of the Shares, as well as to demonstrate its commitment to continuously review alternative options for narrowing the Fund’s discount in addition to the Fund’s share repurchase program. Also, the Board believes that the Offer may help to reduce what appears to be an oversupply in the market of shares of emerging markets closed-end funds, such as the Fund, which appears to have contributed to relatively wide and persistent trading discounts experienced by these funds.

There can be no assurance that this Offer will reduce or eliminate any discount between the market price and the NAV of the Shares. The market price of the Shares will be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund’s investment performance, the Fund’s dividends and yields, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. Historically, closed-end fund tender offers have resulted in only a temporary reduction in the discount. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the discount than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board of Directors will continue to consider alternative means to reduce or eliminate the Fund’s market value discount from NAV, including through the Fund’s share repurchase program, which has been in place for a number of years. The Fund’s share repurchase program will be suspended during the pendency of the Offer.

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares. Stockholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the most significant conditions of the Offer? (See Section 5, “Certain Conditions of the Offer”)

The Fund will not accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board of Directors, would make it inadvisable to proceed with the Offer, purchase or payment. The following is not a complete list. For a complete list of the conditions of the Offer, please see Section 5, “Certain Conditions of the Offer.”

•

The Fund would be unable to sell portfolio securities in an orderly manner or such sale would have an adverse effect on the NAV of the Fund to the detriment of those stockholders who do not tender their Shares.

•	The Offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.
•	Trading generally or prices on the NYSE or NASDAQ are suspended or limited.
•	The purchase of Shares in the Offer would result in the delisting of the Shares from the NYSE.
•	The purchase of Shares in the Offer would result in a failure to comply with the applicable asset coverage requirements applicable to any senior securities of the Fund that are issued and outstanding.
•	In the Board of Directors’ judgment, there is a material legal action or proceeding instituted or threatened, challenging the Offer or otherwise potentially materially adversely affecting the Fund.
•	Certain circumstances exist beyond the Fund’s control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.
•	In the Board of Directors’ judgment, the Fund or its stockholders might be adversely affected if Shares were purchased in the Offer.
•	The Board of Directors determines that the purchase of Shares might be a breach of its fiduciary duty.

If I decide not to tender, how will the Offer affect my Shares? (See Section 10, “Certain Effects of the Offer” and Section 16, “Fees and Expenses”)

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility of receiving additional taxable capital gains on the distributions from the sale of portfolio securities to pay for tendered shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased and may have an adverse effect on the Fund’s investment performance.

Whom do I contact if I have questions about the tender offer?

For additional information or assistance, you may call the Information Agent toll-free at (877) 361-7964.

(iii)

THE KOREA FUND, INC.

OFFER TO PURCHASE FOR CASH UP TO 12.5%

OF ITS ISSUED AND OUTSTANDING COMMON SHARES OF

BENEFICIAL INTEREST AT 98.5% OF NET ASSET VALUE PER SHARE

THE OFFER PERIOD WILL BEGIN ON AUGUST 16, 2024

THE OFFER PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME

ON SEPTEMBER 16, 2024, UNLESS THE OFFER IS EXTENDED.

To the holders of Common Shares of THE KOREA FUND, INC.:

The Korea Fund, Inc., a non-diversified, closed-end management investment company organized as a Maryland corporation (the “Fund”), is offering to purchase up to 12.5%, or 604,144, of its issued and outstanding common shares (“Offer Amount”), with par value of $0.01 per share (“Shares”), for cash at a price (the “Purchase Price”) equal to 98.5% of their net asset value per Share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on the Expiration Date (as defined below). The offer period and withdrawal rights will expire at 5:00 p.m. New York City time on September 16, 2024 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). The Shares are currently traded on the NYSE under the ticker symbol “KF.” The NAV on August 12, 2024 was 27.07per Share. You can obtain current NAV quotations from EQ Fund Solutions, the information agent for the Offer (“Information Agent”) at (877) 361-7964. For information on Share price history, see Section 8, “Price Range of Shares.”

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, “Price; Number of Shares.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

(iv)

THIS OFFER IS BEING MADE TO ALL STOCKHOLDERS

OF THE FUND AND IS NOT CONDITIONED UPON ANY

MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.

SEE SECTION 5, “CERTAIN CONDITIONS OF THE OFFER.”

IMPORTANT

Neither the Fund nor its Board of Directors makes any recommendation to any holder of the Fund’s shares (“Stockholder”) as to whether to tender any or all of such Stockholder’s Shares. Stockholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether Stockholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that neither the Fund’s Directors, officers or its investment adviser intend to tender any Shares pursuant to the Offer.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

The Information Agent is:

EQ Fund Solutions

48 Wall Street, 22nd Floor

New York, NY 1005

Tel: (877) 361-7964

The Depositary Agent for the Offer is:

Equiniti Trust Company, LLC

Tel: (877) 248-6417 or (718) 921-8317

By Registered, Certified or Express Mail or Overnight Courier:	By Mail:
Equiniti Trust Company, LLC	Equiniti Trust Company, LLC
55 Challenger Road	Operations Center
Suite # 200	P.O. Box 525
Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	Ridgefield Park, New Jersey 07660 Attn: Reorganization Department

(v)

1. PRICE; NUMBER OF SHARES.

The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount of its issued and outstanding Shares or such lesser number as are properly tendered (and not withdrawn in accordance with Section 3, “Withdrawal Rights”). The Fund reserves the right to extend the Offer to a later Expiration Date. See Section 15, “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be 98.5% of their NAV computed as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on September 16, 2024 (i.e., the Initial Expiration Date), or if the Offer period is extended, as of the close of ordinary trading on the NYSE on the newly designated Expiration Date. The NAV on August 12, 2024 was $27.07 per Share. You can obtain current NAV quotations from the Information Agent by calling (877) 361-7964. Stockholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date provided that they own Shares as of the record date for such dividend.

The Offer is being made to all common Stockholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued shares.

Shares will be purchased at 98.5% of the Fund’s NAV to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the offer. If your Shares are held through a financial intermediary, the financial intermediary may charge you a service fee for participation in the offer. Tendering Stockholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, “Payment for Shares.”

On August 12, 2024, there were 4,833,153 Shares issued and outstanding and there were approximately 226 holders of record of Shares. The Fund has been advised that neither its Directors, officers nor investment adviser intend to tender any Shares pursuant to the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Extension of Tender Period; Termination; Amendments.” The Fund makes no assurance that it will extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Expiration Date is less than ten business days away, the Expiration Date will be extended at least ten business days from the date of the notice. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

2. PROCEDURES FOR TENDERING SHARES.

A. Proper Tender of Shares.

Holders of Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. New York City time on the Expiration Date:

(a)

A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, as described in Section 2.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page (v) of this Offer; and

(b)

Either the certificates for the Shares must be received by the Depositary at its address set forth on page (v) of this Offer, or the tendering Stockholder must comply with the book-entry delivery procedure set forth in Section 2.C; or

(c)	Stockholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

If the Letter of Transmittal or any certificates or stock powers are signed by directors, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares, if any, should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s dividend reinvestment plan. When a Stockholder tenders certificated Shares, the Depositary will accept any of the Stockholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the Stockholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Stockholder’s representation that (i) such Stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering Stockholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering Stockholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Stockholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Stockholder with respect to the tendered Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering Stockholder shall be deemed to represent and warrant that: (a) the tendering Stockholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering Stockholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if any tendered stock certificates are registered in a name other than that of the tendering Stockholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An eligible guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer by August 20, 2024. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page (v) of this Offer to Purchase before 5:00 p.m. New York City time on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D. Guaranteed Delivery Procedure.

If your certificates for Shares, if any, are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

(i)	You make such tenders by or through an Eligible Guarantor;
(ii)

The Depositary receives, prior to 5:00 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by mail, telegram, telex or facsimile transmission); and

(iii)

The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within one NYSE trading day after the execution date of the Notice of Guaranteed Delivery.

E. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular stockholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F. Federal Income Tax Withholding.

Payments made to tendering Stockholders pursuant to the Offer may be subject to withholding pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. For an additional discussion of such withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering and non-tendering Stockholders, see Section 14, “Certain U.S. Federal Income Tax Consequences.”

3. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. New York City time on the Expiration Date. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. You may not withdraw your shares after 5:00 p.m. New York City time, on September 16, 2024 through October 15, 2024. If the Fund has not yet accepted tendered Shares for payment by October 15, 2024, you may withdraw your tendered Shares.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page (v) of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Stockholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 2, “Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2, “Procedures for Tendering Shares,” prior to 5:00 p.m. New York City time on the Expiration Date.

4. PAYMENT FOR SHARES.

For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 5:00 p.m. New York City time on the Expiration Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering Stockholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Stockholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a Stockholder withdraws tendered Shares, (i) the shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See, Section 5, “Certain Conditions of the Offer.”

A tendering U.S. Stockholder or other payee who fails to fully complete and sign the Substitute IRS Form W-9 may be subject to U.S. federal income backup withholding on the gross proceeds paid to such Stockholder or other payee pursuant to the Offer. Non-U.S. Stockholders should provide the Depositary with an appropriate completed IRS Form W-8BEN or Form W-8BEN-E in order to avoid backup withholding. A copy of IRS Form W-9, W-8BEN or W-8BEN-E will be provided upon request from the Depositary. See, Section 2, “Procedures for Tendering Shares” and Section 14, “Certain Federal Income Tax Consequences.”

5. CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, the Fund will not accept Shares tendered for payment that, in the view of the Board of Directors would make it inadvisable to proceed with the offer, purchase or payment. This may occur in the following circumstances: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the average global market capitalization of the entity over thirty consecutive trading days is below $50,000,000); (b) cause the Fund to fail to qualify and to be treated as a regulated investment company under the Code (which would subject the Fund to tax on its taxable income at corporate rates, and cause all distributions from earnings and profits, including any distributions of net tax-exempt income and net long-term capital gains, to be taxable to Stockholders as ordinary income); or (c) result in a failure to comply with the applicable asset coverage requirements applicable to any senior securities of the Fund that are issued and outstanding; (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board of Directors’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System; (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board of Directors’ judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders. The Board of Directors may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Extension of Tender Period; Termination; Amendments.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Extension of Tender Period; Termination; Amendments.”

6. PURPOSE OF THE OFFER.

This tender offer is being conducted as a result of a policy (the “Tender Offer Policy”) adopted by the Fund’s Board of Directors in December 2020. Pursuant to the Tender Offer Policy, the Board will cause the Fund to conduct an issuer tender offer for up to twenty-five percent (25%) of its then issued and outstanding shares of common stock on or before September 30, 2024, and thereafter on each third year anniversary of September 30, 2024, if the Fund’s total return investment performance measured on a NAV basis does not equal or exceed the total return investment performance of the MSCI Korea 25/50 Index during the period commencing April 1, 2021 and ending June 30, 2024, and for three-year testing periods thereafter.

In addition to observing the Tender Offer Policy, the Fund’s Board of Directors approved the tender offer in an effort to manage the spread (“discount”) between the market price and the NAV of the Shares, as well as to demonstrate its commitment to continuously review alternative options for narrowing the Fund’s discount in addition to the Fund’s share repurchase program. Also, the Board believes that the Offer may help to reduce what appears to be an oversupply in the market of shares of emerging markets closed-end funds, such as the Fund, which appears to have contributed to relatively wide and persistent trading discounts experienced by these funds. The Board also considered that, by conducting the Offer at 98.5% of the NAV of the Shares, the purchase of Shares tendered would be somewhat accretive to the NAV of Shares that remain outstanding immediately following the Offer, although the Fund’s total net assets will decrease, which may result in greater volatility, less investment flexibility and proportionately higher expenses for the Fund following the Offer.

There can be no assurance that this Offer will reduce or eliminate any discount between the market price and the NAV of the Shares. The market price of the Shares will be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund’s investment performance, the Fund’s dividends and yields, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives. Historically, closed-end fund tender offers have resulted in only a temporary reduction in the discount. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the discount than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board of Directors will continue to consider alternative means to reduce or eliminate the Fund’s market value discount from NAV, including through the Fund’s share repurchase program, which has been in place for a number of years. The share repurchase program will be suspended during the pendency of the Offer.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7. PLANS OR PROPOSALS OF THE FUND.

The Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

8. PRICE RANGE OF SHARES.

The Shares are traded on the NYSE. During each completed fiscal quarter for the 24-month period beginning July 1, 2022, the highest and lowest Market Price per Share, and period-end Market Price per Share (as of the close of ordinary trading on the NYSE on the last day of such periods) were as follows:

Fiscal Quarter Ended	Market Price ($)
	High	Low	Close
September 30, 2022	$ 26.3300	$19.2101	$19.2101
December 31, 2022	$ 25.0100	$19.2101	$20.8300
March 31, 2023	$ 24.7300	$20.6500	$21.9677
June 30, 2023	$ 24.6200	$20.6700	$23.1400
September 30, 2023	$ 24.1900	$20.6200	$21.0300
December 31, 2023	$ 23.6360	$18.3500	$23.4000
March 31, 2024	$ 25.4300	$20.7200	$25.4300
June 30, 2024	$ 25.2800	$22.9800	$24.1300

The Fund commenced operations on August 22, 1984 as an NYSE-listed company. The Fund pays dividends annually.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

The members of the Board of Directors of the Fund are: Julian M. I. Reid, Richard A. Silver, Matthew J. Sippel and Madam Yan Hu, each of whom is not an “interested person” of the Fund, as that term is defined in the Investment Company Act of 1940 (the “1940 Act”) (the “Independent Board Members”).

The executive officers of the Fund are Simon J. Crinage, President and Chief Executive Officer, Neil S. Martin, Treasurer, Principal Financial and Accounting Officer, Paul F. Winship, Vice President and Secretary, Carmine Lekstutis, Chief Legal Officer and Stephen M. Ungerman, Chief Compliance Officer. Correspondence to the Directors and executive officers of the Fund should be mailed to The Korea Fund, Inc., c/o JPMorgan Funds Limited60 Victoria Embankment, London, EC4Y 0JP, Attn: Paul Winship / Secretary.

Based upon the Fund’s records and upon information provided to the Fund by its Directors, executive officers and associates (as such term is used in Rule 12b-2 under the Exchange Act), as of August 12, 2024, the Directors and executive officers of the Fund, as a group beneficially owned less than 1% of the outstanding Shares of the Fund. The Fund has been informed that no Director or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

Based upon the Fund’s records and upon information provided to the Fund by its Directors, executive officers and associates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

10. CERTAIN EFFECTS OF THE OFFER.

Effect on NAV and Consideration Received by Tendering Stockholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Stockholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders, and also reducing the NAV for non-tendering Stockholders. However, because the Offer price is for 98.5% of the NAV of the Shares, the purchase of Shares tendered in and of itself would be somewhat accretive to the NAV.

The Fund may well sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains. As noted above, the Fund may well be required to sell portfolio securities in order to raise cash to meet purchase requests pursuant to the Offer. The actual tax effect of such sales will depend on the difference between the price at which such portfolio securities are sold and the tax basis of the Fund in such securities. Any capital gains recognized in any such sales on a net basis, after reduction by any available capital losses, will be distributed to Stockholders as capital gain dividends (to the extent of net realized long-term capital gains over net realized short-term capital losses) or ordinary dividends (to the extent of net realized short-term capital gains over net realized long-term capital losses) during or with respect to the year of sale, and such distributions will be taxable to Stockholders. Any such sales (1) could require Stockholders that hold Shares at the time of a declaration of distributions to pay taxes on greater distributions of capital gains recognized by the Fund than they otherwise would have absent such sales; and (2) could require the Fund to sell additional portfolio securities in order to raise cash to make such additional distributions, thereby, requiring the Fund, in turn, to realize and recognize additional capital gains.

It is impossible to predict the amount of unrealized gains or losses in the Fund’s portfolio securities at the time that the Fund is required to sell such portfolio securities, and hence the amount of capital gains or losses that would be realized and recognized. As of August 12, 2024, the Fund had unrealized gains of $26,122,766.74, net realized gains for the current year of $1,386,097.98, and estimated capital loss carryforwards of $14,442,726 as of its June 30, 2024 fiscal year end.

Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of Shares tendered pursuant to the Offer will have tax consequences for tendering Stockholders and may also have tax consequences for non-tendering Stockholders. See, Section 14 “Certain U.S. Federal Income Tax Consequences.”

Effect on Remaining Stockholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering Stockholders. All Stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Possible Proration. If greater than 12.5% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, Stockholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING STOCKHOLDERS.

11. SOURCE AND AMOUNT OF FUNDS.

The actual cost to the Fund of purchasing Shares from the Offer cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 98.5% of the NAV on the Expiration Date. If the NAV on that date were the same as the NAV per Share on August 12, 2024, and if 12.5% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $16,108,865.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from proceeds of sales of securities in the Fund’s investment portfolio.

The Board of Directors believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, “Certain Conditions of the Offer.” The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

12. CERTAIN INFORMATION ABOUT THE FUND.

The Fund was organized as a Maryland corporation on May 11, 1984 and is a non-diversified closed-end management investment company registered under the 1940 Act. The Shares were first issued to the public on August 22, 1984. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund is listed on the NYSE.

The Fund’s investment objective is to seek long-term capital appreciation through investment in securities, primarily equity securities, of Korean companies.

The principal executive offices of the Fund are located at 60 Victoria Embankment, London, EC4Y 0JP.

13. ADDITIONAL INFORMATION.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the Commission’s website (www.sec.gov).

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Shares by the Fund from shareholders pursuant to the Offer. This summary is based on U.S. federal income tax law as of the date the Offer begins, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Shareholders should also consult their own tax advisers regarding their particular situation and the potential tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer, including potential state, local and foreign taxation, as well as any applicable transfer taxes.

As used herein, the term “U.S. Shareholder” refers to a shareholder who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust. The term “Non-U.S. Shareholder” refers to a shareholder who is not a U.S. Shareholder.

Sale or Exchange of Shares. A shareholder (other than a tax-exempt shareholder) whose Shares are repurchased pursuant to the Offer generally will be treated as having sold the Shares and will recognize gain or loss for U.S. federal income tax purposes, so long as either (a) such shareholder tenders, and the Fund repurchases, all of such shareholder’s Shares (i.e., the shareholder reduces its percentage ownership of the Fund to 0%) or meets certain numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Fund following the completion of the Offer, or (b) the tender otherwise is treated as being “not essentially equivalent to a dividend” under the relevant rules of the Code. For these purposes, a shareholder’s ownership of the Fund is determined after applying the ownership attribution rules under Section 318 of the Code. Such gain or loss will equal the difference between the price paid by the Fund for the Shares pursuant to the Offer and the shareholder’s adjusted tax basis in the Shares sold. A shareholder’s holding period in Shares repurchased pursuant to the Offer will terminate as of the Expiration Date. A tendering shareholder’s gain or loss will generally be capital gain or loss if the Shares sold are held by the shareholder at the time of sale as capital assets and will be treated as long-term if the Shares have been held for more than one year or as short-term if the Shares have been held for one year or less. To the extent that a portion of any such gain is treated as interest, that portion will be taxed to the shareholder as ordinary income. It is expected that, if a shareholder is treated as having sold Shares pursuant to the Offer and realizes a gain upon such sale, and if one or more payments are received after the close of the taxable year of the shareholder in which the Expiration Date occurs, unless the shareholder elects otherwise, the gain will be accounted for under the installment sale rules for U.S. federal income tax purposes and the shareholder will generally recognize any such gain as and when proceeds are received, likely allocating tax basis according to the presumed percentage of the total payment received in each installment.

The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate Shareholder is currently the same as the applicable ordinary income rate. In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Fund Shares.

In the event that a tendering shareholder’s ownership of the Fund is not reduced to the extent required under the tests described above, such shareholder will be deemed to receive a distribution from the Fund under Section 301 of the Code with respect to the Shares held (or deemed held under Section 318 of the Code) by the shareholder after the tender (a “Section 301 distribution”). Such distribution, which will equal the price paid by the Fund to such shareholder for the Shares sold, and will be taxable as a dividend to the extent of the Fund’s current and accumulated earnings and profits allocable to such distribution, with the excess treated as a return of capital reducing the shareholder’s tax basis in the Shares held (or deemed held under Section 318 of the Code) after the Offer, and thereafter as capital gain. In the case of a tendering shareholder that is a corporation treated as receiving a Section 301 distribution from the Fund in connection with the transaction, special basis adjustments might also apply with respect to any Shares of such shareholder not repurchased in connection with the Offer. To the extent any Section 301 distribution is reported by the Fund as derived from “qualified dividend income,” it will be taxed in the hands of individual shareholders at the rates applicable to net capital gains, provided holding period and other requirements are met at both the shareholder and Fund level. Similarly, if a portion of the Fund’s income for the taxable year in which a deemed Section 301 distribution is paid (see below) consists of qualifying dividends paid by U.S. corporations and is properly reported by the Fund, such portion might qualify for the dividends received deduction when received by corporate shareholders, provided holding period and other requirements are met at both the shareholder and Fund level.

Provided that no tendering shareholder is treated as receiving a Section 301 distribution as a result of the Offer, shareholders whose percentage ownership of the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase. In the event that any tendering shareholder is deemed to receive a Section 301 distribution as a result of the Offer, it is possible that shareholders whose percentage ownership of the Fund increases as a result of the Offer, including shareholders who do not tender any Shares pursuant to the Offer, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount determined by the increase in their percentage ownership of the Fund as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. Such dividend treatment will not apply, however, if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

Under the “wash sale” rules under the Code, provided the tender of Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the shareholder acquires other shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a shareholder on the sale of a Share held by the shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the shareholder with respect to such Share. A shareholder’s ability to use capital losses may be limited under the Code.

Non-U.S. Shareholders. Provided the sale of Shares pursuant to the Offer is respected as a sale or exchange for U.S. federal income tax purposes, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will generally not be subject to any U.S. tax withholding and, provided such gain is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Shareholder, will not be subject to any U.S. federal income tax. If, instead, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder is treated for U.S. federal income tax purposes as a Section 301 distribution by the Fund that is treated in whole or in part as a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the shareholder’s increase in its percentage ownership of the Fund resulting from other shareholders’ sale of Shares pursuant to the Offer, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). If any gain or dividend income realized in connection with the tender of Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Shareholder, such gain or dividend will be taxed at the graduated rates applicable to U.S. Shareholders. In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on such effectively connected income.

In order to qualify for any exemptions from withholding described above or for lower withholding tax rates under income tax treaties, or to establish an exemption from backup withholding, a Non-U.S. Shareholder must comply with special certification and filing requirements relating to its non-U.S. status (including, in general, by furnishing an IRS Form W-8BEN, W-8BEN-E or substitute form). Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.

Backup Withholding. The Fund generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any individual shareholder who fails to properly furnish the Fund with a correct taxpayer identification number, who has under-reported dividend or interest income, or who fails to certify to the Fund that he or she is not subject to such withholding.

Shareholders should provide the Fund with a completed IRS Form W-9, W-8BEN, W-8BEN-E, as applicable, or other appropriate form in order to avoid backup withholding on the distributions they receive from the Fund regardless of how they are taxed with respect to their tendered Shares. Backup withholding is not an additional tax and any amount withheld may be credited against a shareholder’s U.S. federal income tax liability, provided the appropriate information is furnished to the IRS.

Other Tax Consequences. The Fund’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, shareholders who remain shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Any sales of securities by the Fund to raise cash to meet repurchase requests could result in increased taxable distributions to shareholders. See, “Recognition of Capital Gains” above.

Under Treasury regulations directed at tax shelter activity, if a shareholder recognizes a loss of $2 million or more in the case of an individual shareholder or $10 million or more in the case of a corporate shareholder, such shareholder must file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company (“RIC”) are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

FATCA Withholding. Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Fund to obtain information sufficient to identify the status of each of its Stockholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If a Stockholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Fund may be required to withhold under FATCA with respect to that Stockholder at a rate of 30% on ordinary dividends it pays. The IRS and the U.S. Treasury Department have issued proposed regulations providing that these withholding rules will not apply to the gross proceeds of share redemptions or capital dividends the Funds pay. If a payment by the Fund is subject to FATCA withholding, the Fund is required to withhold without reference to any other withholding exemption.

Stockholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying the Information Agent and making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NYSE on the newly designated

Expiration Date. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time not later than the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

16. FEES AND EXPENSES.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained EQ Fund Solutions (“EQ”) to act as information agent, and Equiniti Trust Company, LLC (“Equiniti”) to act as Depositary. The Fund will pay the EQ and Equiniti reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities. Shares will be purchased at 98.5% of the Fund’s NAV, which will at least partially offset the fees charged by the Information Agent and Depository, among other costs.

17. MISCELLANEOUS.

The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

THE KOREA FUND, INC.

August 16, 2024